Exhibit 4.1

AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT

Overstock.com, Inc., a Delaware corporation (the “Company”), and Patrick M. Byrne (“Dr. Byrne”), individually and in his representative capacity under the Registration Rights Agreement dated December 15, 2016 to which they are parties, as amended to date (as so amended, the “Agreement”), hereby agree as set forth below. Capitalized terms used but not defined herein have the meanings given them in the Agreement.

WHEREAS, the Company and Dr. Byrne have agreed that the Company may postpone the filing of the registration statement contemplated by section 2.1 of the Agreement until Dr. Byrne, individually or in his capacity as Representative of each of the Participating Affiliates, requests that the Company file such registration statement;

NOW THEREFORE, the parties hereto hereby agree as follows:

The definitions of “Effectiveness Date”, “Filing Date” and “Holder” in Article 1 are amended to read as follows:

“Effectiveness Date” means (1) with respect to a registration effected pursuant to Section 2.1, as promptly as may be practicable after the Company’s filing of a registration statement pursuant to Section 2.1, and (2) with respect to a registration effected pursuant to Section 2.2, the 120th calendar day following the receipt of the applicable Registration Request; provided, however, that, in either case, if the Effectiveness Date falls on a day that is not a Business Day, then the Effectiveness Date shall be extended to the next Business Day.

“Filing Date” means (1) with respect to a registration effected pursuant to Section 2.1, as promptly as may be practicable after the Company’s receipt of a request from Dr. Byrne, individually or in his capacity as Representative of each of the Participating Affiliates, to file such a registration statement, and (2) with respect to a registration effected pursuant to Section 2.2, the 90th calendar day following the receipt of a Registration Request; provided, however, that, in either case, if the Filing Date falls on a day that is not a Business Day, then the Filing Date shall be extended to the next Business Day.

“Holder” means Dr. Byrne and any Participating Affiliate who holds shares of Preferred Stock, regardless of whether the Participating Affiliate acquired such shares in the Rights Offering or in the market after the Rights Offering.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Registration Rights Agreement to be duly executed effective June 10, 2017.

OVERSTOCK.COM, INC.

By:	/s/ E. Glen Nickle
Name:	E. Glen Nickle
Title:	Vice President, Legal and acting General Counsel

PATRICK M. BYRNE,
Individually and in his capacity as Representative of each of the Participating Affiliates

/s/ Patrick M. Byrne
Patrick M. Byrne